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                                                                    EXHIBIT 99.2

                                     ONEIDA

                                  NEWS RELEASE

INVESTOR RELATIONS CONTACTS:                  PRESS CONTACTS:
Gregg Denny, Chief Financial Officer          David Gymburch,
Oneida Ltd.  (315) 361-3138                     Corporate Public Relations
                                              Oneida Ltd. (315) 361-3271

FOR IMMEDIATE RELEASE
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                 ONEIDA COMPLETES SALE OF BUFFALO CHINA FACTORY;
                PLANT TO OPERATE AS NIAGARA CERAMICS CORPORATION

ONEIDA, NY- March 12, 2004 - Oneida Ltd. (NYSE:OCQ) today announced that it has completed its sale of certain assets of its Buffalo China dinnerware factory in Buffalo, N.Y., to Niagara Ceramics Corporation of Buffalo for $5.5 million in cash. Oneida previously announced on January 20, 2004 an agreement to sell the assets to BC Acquisition Company LLC, which has since assigned its interests to Niagara Ceramics Corporation, an entity comprised of the same principal leadership as BC Acquisition Company, LLC.

The sale includes the factory buildings and associated equipment, materials and supplies. The Buffalo China name and all other active Buffalo China trademarks and logos will remain the property of Oneida. The sale does not include the Buffalo China warehouse in Buffalo, N.Y., which Oneida will continue to operate for the foreseeable future.

As was previously announced, the buyers will operate the Buffalo factory as an independent supplier. Niagara Ceramics is headed by Robert L. Lupica, who previously was Oneida's Senior Vice President and General Manager for Buffalo Operations.

Oneida had announced on October 31, 2003 that it decided to close the Buffalo factory, along with four other factory sites, because of factors involving manufacturing costs. The Buffalo site has remained in operation through the completion of the sale. The other four locations that were closed included a dinnerware factory in Juarez, Mexico; flatware factory in Toluca, Mexico; holloware factory in Shanghai, China; holloware factory in Vercelli, Italy. Those facilities' assets also are in the process of being sold.

"With the completion of the Buffalo factory sale, we have finalized a key element in our restructuring," said Peter J. Kallet, Oneida Chairman and Chief Executive Officer. "We wish all the best to Niagara Ceramics in their operations, and we look forward to working with them as one of our key suppliers to Oneida Foodservice."

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Mr. Lupica of Niagara Ceramics said "We would like to express our thanks to local and state government leaders whose assistance helped make this transaction possible. We are focused on enabling the factory to continue as an important presence in Buffalo, and on building a wide-ranging dinnerware business."

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.

Forward Looking Information
With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.